Exhibit 99.3

Lavoro and TPB Acquisition Corp. Investor Presentation Transcript

Slide 10 - David Friedberg

Hello, I’m Dave Friedberg, CEO of The Production Board and CEO of the TPB Acquisition Corp. I’m here today to share this exciting transaction where TPB Acquisition Corp. intends to merge with Lavoro, the leading agricultural inputs retailer operating across Latin America as we seek to modernize production agriculture across the world’s most critical agricultural growing region.

I’m joined today by Ruy Cunha and Gustavo Modenesi, CEO and Chief Strategy Officer of Lavoro. We will share with you today our macro thesis and details about what I consider to be a singular investment opportunity in Lavoro. We are excited to become significant shareholders and partners to the business for the years ahead.

Slide 2-9 - David Friedberg

Before we begin, I ask that you please read the disclaimers presented on slides 2 through 9 in the slide deck.

Slide 11 - David Friedberg

I started my career early at Google before leaving in 2006 to start The Climate Corporation. The Climate Corporation became the predominant digital agronomy software platform used by farmers around the world to track, analyze, and make decisions on their farm. Climate Corp. was acquired by Monsanto in 2013 for a little over a billion dollars, and Monsanto was later acquired by Bayer. Today, the tool is used on over 180 million acres globally across 23 countries.

After Monsanto, I started The Production Board, an investment holding company focused exclusively on investing in and building businesses at the intersection of technology and food and agriculture.

We’re very excited about the opportunity with Lavoro because we see this as more than just an investment. We see this as a true strategic partnership, and we intend to be well-aligned with shareholders. TPB will be making a direct investment of $100 million in a common equity PIPE at $10 per share in Lavoro as part of this transaction, and we have subjected our sponsor promote shares to vesting and lockups that align us well with shareholders.

Our expertise and capabilities are a unique fit for Lavoro. Several of our businesses offer breakthrough technology to farmers that we believe could help drive significant value creation for Lavoro in the years ahead.

Slide 12 - David Friedberg

I’m going to highlight the macro conditions we believe drive this opportunity. Around the world, food supply chains are becoming increasingly unstable as a result of climate change, lockdowns, supply chain shocks, and geopolitical turmoil. Latin America represents the largest growing region and largest ag export market in the world. It presents the solution to global food security.

But technology adoption across the region is still lagging what we see in the United States, and we believe that there is a massive opportunity to increase yield per acre while improving the sustainability of farming. By increasing utilization of key technologies, farmers in the region can improve productivity per acre, reduce the land and carbon footprint of farming activities, and help feed a growing population. We think Lavoro represents the key to unlocking this opportunity.

There is no business like Lavoro, and as I’ll highlight in a moment, being the largest independent ag retailer in Brazil, and already operating across 3 countries, Lavoro has a tremendous opportunity to drive change across the region and participate in the value creation associated with it.

Slide 13 - David Friedberg

Lavoro is the largest ag retailer in Brazil. The business operates over 190 retail stores across Latin America. Those stores service over 53,000 farmers with a network of over 800 local sales agronomists. Those sales agronomists meet with their farmer customers on a regular basis, helping them make decisions about what to do on their farm, what products to buy, and how to use them. And ultimately sells them the seed, fertilizer, and crop protection products they need.

In the last fiscal year ending in June, Lavoro is estimated to have generated over $1.6 billion dollars in pro forma revenue.

Despite being the largest ag retailer in Brazil, Lavoro only has an approximately 10% market share, highlighting the tremendous opportunity for significant consolidation and growth in the years ahead. The business was set up six years ago by Patria, a leading private equity firm based in Brazil. And since then, Lavoro has made 22 acquisitions and delivered both organic growth and improving margins.

Over the past fiscal year, Lavoro’s top line grew by 41% and the business is expected to achieve a nearly 8% Adjusted Pro Forma EBITDA margin this calendar year.

In addition to their retail footprint, Lavoro has also vertically integrated several ag input companies that we think represent the future of agriculture. Nearly every product that farmers buy – fertilizer, herbicide, insecticide, and fungicide – over time will be replaced by solutions commonly called biologics. These products are microbes or the products of microbes that can be used in place of traditional synthetic chemicals or petroleum-derived alternatives. The entire ag industry is looking to biologics as being the sustainable revolution to the marketplace and it is exciting to see that Lavoro’s biologics portfolio is growing rapidly while delivering over 40% gross margins on those products that they sell through their own retail stores and through a network of third party stores.

And the business’s recently launched direct-to-farmer e-commerce offering generated $81 million in revenue in the fiscal year ending in June. It’s a meaningful and growing point of access to farmers around the region and should help Lavoro access more farmers as they scale in the years ahead.

So we’re really excited about the platform, the growth, the new products, the market size, and the opportunity ahead.

We’re entering this transaction at what we consider to be a very favorable multiple of 7.1 times this calendar year’s Pro Forma Adjusted EBITDA, and 4.4 times next year’s Pro Forma Adjusted EBITDA, which as you’ll see at the end, we believe represents an attractive entry point, and offers significant price appreciation.

Slide 14 - David Friedberg

To support our investment thesis, I am going to share some data that underscores why we believe Lavoro is such a unique solution to a challenging set of global problems.

Slide 15 - David Friedberg

Firstly, we are entering an era of increasing scarcity. For over 30 years, humans have significantly reduced the rate of global famine. Unfortunately, from a low point of 573 million people living on less than 1,200 calories per day just a few short years ago, we are now facing a dramatic escalation in the rate of undernourishment, with nearly 800 million people around the world facing peril this year.

And in addition to these acute challenges, we have a massive calorie gap to overcome in the decades ahead. The UN estimates that by the year 2050 we need to produce 56% more calories than we’re producing today to meet the needs of a growing global population.

Slide 16 - David Friedberg

And this is becoming increasingly difficult as food supply chains are destabilizing. Climate change, pandemics and associated lockdowns, and more recently, a global instability arising out of geopolitical tension, have driven volatility in fertilizer prices and availability, agricultural commodity prices, and ultimately, the price and availability of food. So how do we increase the certainty and availability of calories worldwide?

Slide 17 - David Friedberg

Historically, food production has climbed as we’ve expanded the total number of acres farmed around the world. Today, however, we are effectively out of farmland. Instead, productivity gains – getting more output per acre of land – is required to increase the overall supply of food. This has, and really will be, driven by the adoption of existing and emerging agricultural technologies.

US corn farmers have steadily increased average yield per acre as new technology adoption has been swift and extensive. Going back to automated farm equipment and hybrid seed to the more recent adoption of GMO technologies, variable rate tools, and digital agronomy, the US farmer has seen an impressive increase in productivity, growing average corn yields by approximately 50% over just the past 50 years.

And agricultural technology is not just about productivity, it’s also about sustainability. Generating more calories with less land, water, energy, and carbon can have a profound effect on the footprint of farming.

Slide 18 - David Friedberg

Today, if you compare the technology adoption and yields realized by US corn farmers to those of other regions, you’ll note that, with similar soil and climate, US farmers realize nearly twice as much corn yield per acre as Chinese or Brazilian equivalents. Variable rate tools, which allow farmers to vary the type and amount of seed, and precisely control the amount of fertilizer and pesticides used, on a meter-by-meter basis in their fields, have driven massive productivity and sustainability gains for US farmers and are used by 70% of US row crop farmers today, compared to just 9% of Brazilian farmers. We believe that lagging technology adoption in Brazil is holding back the region from realizing its true potential. And that potential is enormous.

Slide 19 - David Friedberg

The Latin American region, we think, represents the biggest opportunity to improve outcomes in terms of global calorie production and food security. As a region, LatAm is already the largest ag export market in the world. Brazil, as a country, is second only to the United States, and the Latin American ag export market is growing faster than any other region.

Slide 20 - David Friedberg

As a result, there has been a dramatic increase in the demand for agricultural inputs in Brazil and across the region. The total market for fertilizer, seed, crop protection, specialty inputs, and the emerging category of biologics in Brazil grew at a 16% CAGR over the past 5 years, compared to just 1% in the US.

However, despite being nearly the same size as the US in terms of total acreage of row crop production, Brazil’s total ag input market is just more than half of the US. New technologies, including services like soil testing and tools like digital agronomy, which are nearly ubiquitous in the US but are just emerging in the LatAm agricultural markets, are expected to drive significant market expansion.

The key question is how do we accelerate the adoption of these emerging technologies?

Slide 21 - David Friedberg

We think the answer is Lavoro. Ag retail is the point of access to farmers. Every farmer regularly visits their local ag retail store to work with their sales agronomist. These sales agronomists meet with their farmer customers several times per year, helping them analyze their operations and make decisions about what to do, and ultimately earning a margin selling them their crop inputs. This is a deeply trusted and typically long-standing advisory relationship.

Ag retail drives the adoption of new technologies as sales agronomists advise farmers on the productivity and sustainability benefits of emerging tools. Lavoro is already demonstrating this potential with their growing portfolio of biologics.

We at The Production Board are excited to support Lavoro introducing new services and digital offerings to farmers across the region. We are impressed by the historical performance and excited about its transformative growth potential of Lavoro. I’m thrilled to introduce Ruy Cunha, Lavoro’s CEO, to share more about the business.

Slides 22-23 - Ruy Cunha

Ruy: Thanks, Dave. And hi everyone. I’m Ruy Cunha, CEO of Lavoro, and I’ll be introducing you to our company today. But before talking about the company, I’d like to share with you my background. In my career, I had the opportunity to work in different industries, but my last 12 years were solely focused on agriculture. In particular, I’ve dedicated the last four years of my professional life to help build Lavoro. As one of the founding members of the company, I’ve held several leadership positions in Lavoro prior to CEO, including Head of Strategy, Chief Operating Officer, and President of Lavoro Brazil. Before joining Lavoro, I worked for AGCO, a leading global player in agriculture equipment and technology for approximately seven years. This experience shaped the way that I understand agriculture and made me appreciate the massive impact that technology and innovation can have in farmers’ life. That’s why I’m so excited about this partnership with TPB.

Slide 24 - Ruy Cunha

My team shares with me the purpose of making Latin America the world’s breadbasket, feeding the global population sustainably. I believe we can fulfill this purpose. First, because Lavoro became very relevant in this market after years of successful execution of our M&A strategy. Second, because of the accumulated experience from more than 20 companies that are part of our group which is a valuable asset and very difficult to replicate. And third, we plan to make technology and modern products widely available for farmers. These combined features put Lavoro into a unique position to transform the ag input segment in Latin America.

Slide 25 - Ruy Cunha

Let me reinforce some of Dave’s points and give you some additional highlights about Lavoro. We’re the number one ag inputs retailer in Brazil, serving more than 50,000 farmers through more than 190 stores and almost 900 sales reps which are visiting farmers on a weekly basis. In 2022, fiscal year ended in June (and those are pro forma numbers), Lavoro had approximately $1.6 billion in revenues. The company grew revenues and profits consistently over the last years. Additionally, three years ago we decided to verticalize our operation and incorporate into Lavoro Holding a specialty product manufacturer named Crop Care. As we’ll see, the combination of our proprietary products from Crop Care, including biological solutions, and the massive sales capacity built into Lavoro, is very powerful.

Slide 26 - Ruy Cunha

In this slide, you can see that despite being the market leader, Lavoro has almost 10% market share. We still believe we have so much space to grow.

Slide 27 - Ruy Cunha

Now that you saw the highlights, I would like to share with you the strategic pillars that are the basis of Lavoro’s flywheel. The first one is diversification. As you know, agribusiness globally is dependent on climate, currency, and other factors. Since the creation of Lavoro, we aimed to diversify the risk and reduce volatility by acting in different geographies, clients, suppliers, and in different crops. By doing this, we avoid, for instance, that a climate event in Brazil (that, by the way, happened last season in the South) has a massive impact on our operation. Therefore, we create a relevant competitive advantage over our peers.

Slide 28 - Ruy Cunha

The second pillar is to become a one-stop shop platform offering the best portfolio of products and services. Lavoro offers all of the most relevant ag inputs: crop protection, fertilizers, seeds, and specialty products. So what is the difference between Lavoro’s portfolio and that of a typical retailer?

First is the magnitude and the quality of brands we have. Because of our scale and reputation, Lavoro usually has differentiated treatment from suppliers when it comes to distribution agreements. Consequently, we have the ability to offer the most adequate products to every specific region and culture.

Second, we have successfully introduced our portfolio of specialty products and biologics from Crop Care into Lavoro’s shelves. This contributes to further differentiate our company from others.

Slide 29 - Ruy Cunha

Now that I have mentioned Crop Care a few times, let’s understand what the company does. As I said, Crop Care is part of our vertical integration strategy. We decided to verticalize our operation considering two important trends. The first is the accelerated adoption of biological products to increase productivity and reduce environmental impacts from pesticides. The margins of the segments are much higher, reaching in some cases 85%. And because of that, we acquired AgroBiologica, a company that is specialized in this segment.

The second trend is the growing concern on supply risk mitigation. We have seen examples of global supply challenges regarding agro chemicals and fertilizers recently. Because of that, we have acquired UnionAgro, a specialty fertilizer company, and created Perterra, a company that imports crop protection products from China. With those companies, Lavoro is not only reducing its supply risks but also improving its margins. But I will talk more about Crop Care and innovation in a few minutes during the growth session.

Slide 30 - Ruy Cunha

The following pillar is Lavoro’s route-to-market that is based on the physical network and digital channel. Our physical route-to-market strategy is based on having the best technical reps in the markets. We really focus on having a close relationship between our commercial team and farmers. The vast majority of our sales reps are agronomists with extensive experience in their regions. The quality of our sales force is reflected on Lavoro’s excellent net promoter score. Here it is also important to highlight that since we acquire many companies, keeping the commercial team engaged is a golden rule in Lavoro.

Slide 31 - Ruy Cunha

The second part of our route-to-market strategy is the digital platform. In the beginning of 2020, we developed our e-commerce platform – one of the most complete solutions in the market. We were able to gain traction with this platform for a few reasons. We are at the center of the action – connecting suppliers, trading, and farmers. We have massive logistics operation in place to support both online and physical channels. And we can leverage the data from over 50,000 farmers to adjust our product and service offering to best serve our farmers. And as a result, we have seen a growing adoption of our platform as you can see in this slide.

Slide 32 - Ruy Cunha

Finally, speaking about our M&A strategy. As I said earlier, Lavoro was born with the mission of consolidating the ag input retail market in Latin America. Since 2017, we have contacted more than 200 players and we have closed 22 deals, all of them leading and growing companies in their regions.

Slide 33 - Ruy Cunha

Once we acquire a company, our primary focus is to accelerate their top line growth through the following recipe: We map the region and identify opportunities to open new stores. We hire more technical reps to cover new farmers within the area. And we amplify the company’s portfolios of brands in their regions.

Slide 34 - Ruy Cunha

Those ingredients together prove our capability to accelerate the company’s expansion. As you can see on this slide, as soon as we take over, we increase more than two times the company’s historical growth.

Slide 35 - Ruy Cunha

On top of that, we also gain cost efficiency and increase operational leverage. We bring commercial agreements with suppliers to the newly acquired companies. We centralize back office operations, and we integrate operations and teams in order to optimize costs.

Slide 36 - Ruy Cunha

As a result, Lavoro has been delivering consistent financial performance over the last years. As we can see here, a 53% growth rate in pro forma revenue, 79% growth rate in pro forma gross profit, and 131% growth rate in Pro Forma Adjusted EBITDA.

Slides 37-38 - Ruy Cunha

I would like to jump to the last session and explain how we will deliver future growth in the coming years. We frame this discussion highlighting that Lavoro has four different engines for future growth. First is industry growth. Second is footprint expansion resulting in market share growth. Third is related to growth in wallet share. And the fourth is related to new sources of value that I would like to give you more color in a minute. Before that, I’d like to invite Gustavo to detail the first three engines.

Slide 39 - Gustavo Modenesi

Thank you very much, Ruy. I’m Gustavo Modenesi, the Chief Strategy Officer of Lavoro, and I’m excited to be here with you, presenting this company I’ve been building the past six years. I’m going to talk about the first three engines of growth that Ruy mentioned that are already battle-proven and have been the foundation of our results to date.

First, the market. As Dave mentioned, the market in Brazil is very sizable and has been growing at a very robust 16% CAGR in the past years. This growth came across all of the product categories with a highlight to specialties, which includes biologics. What is fundamentally behind this growth is the fact that farmers in Brazil are profitable. And as they are profitable, they are more willing to invest to increase their production and their crop yields. As you can see on the right hand side of this page, the past years have been record in terms of profitability. That makes us very confident that this market growth tailwind will continue to push Lavoro and accelerate its growth.

Slide 40 - Gustavo Modenesi

Our second engine is the footprint expansion. Lavoro covers around 80 million acres in Brazil, and our plan is to continue to implement our land-and-expand strategy. How do we do that? We acquire regional successful incumbent players and we expand around them by opening new stores in the most attractive adjacent regions to it. With this plan, we aim to achieve 120 million acres by 2024, growing 50% our coverage. However, when you look at the total size of the market and the opportunity we have at hand, there will still be around 40% of the market to be covered, pointing to a very strong upside.

Slide 41 - Gustavo Modenesi

This opportunity arises from the way that the market is structured in Brazil. So as you can see in this chart, the Brazilian market has gone through a first wave of consolidation, in which Lavoro had a leading role. However, when you compare it to the U.S. market, Brazil is far behind. The market share of the top six players in the U.S. are roughly the same as the market share as the top 50 players in Brazil, which shows a tremendous opportunity for us to continue to consolidate this market.

Slide 42 - Gustavo Modenesi

And we see ourselves as uniquely positioned to do so. We have developed and honed an unrivaled M&A and post-merger integration capabilities, which makes us uniquely positioned to continue deploying this strategy. When we look at what we have on the table right now, we have 10 advanced signed MOUs, to continue to consolidate the market. They were done at attractive valuations in line with the valuations we had of the past deals we did.

Slide 43 - Gustavo Modenesi

Now, moving to the third growth engine – acquiring new customers. The key to achieve that is our RTVs, or Technical Sales Reps, highly trained agronomists that work side by side with farmers. And we do that in two ways.

The first one is by adding new RTVs to already existing stores. As Ruy presented earlier, a very large portion of our stores are new – having been opened in the past three years – and when we open a new store, we pilot it, we see its results, and as its commercial productivity ramps up, we invest in adding further RTVs to the store to better increase the coverage of the region and the service levels to clients.

And the second way we do that is by improving the productivity of RTVs. RTVs typically take around three years to reach commercial productivity as you can see in the bottom of this page. This lead time is a function of the harvest cycle and of them working side by side with farmers, promoting new technologies, giving advice, providing services, and at the end of the harvest, proving to farmers the crop yield increase they achieved for their clients. Lavoro supports the RTV in this process. We provide them with systems and tools, such as our CRM. We also train them, both commercially and technically.

Finally, we also provide them with a broader spectrum of products to be sold to their clients, enabling them to further accelerate their sales ramp-up. Since we have many new stores, we also have many new RTVs still going up. And this points to a very strong opportunity for us to continue improving our commercial productivity. With that, I’m going to hand it back to Ruy, who’s going to talk about the new value creation opportunities we have been working on.

Slide 44 - Ruy Cunha

Thank you, Gustavo. And now, let me share the additional growth avenues that really excite me and also explain the combination with The Production Board.

Starting with Crop Care and Innovation – As I mentioned before, Crop Care is well positioned to take advantage of very strong trends regarding sustainable agriculture and supply risks mitigation. But now you may say, “Well, so are other manufacturers in the segment.” However, Crop Care is attached to a massive distribution platform, which has the capacity to accelerate the demand for its products very quickly. Not only that, the sales process of specialty products is much more technically demanding than other categories. Consequently, manufacturers of biologicals and specialty fertilizers, for instance, depend a lot on their distribution partners to invest in training for their specific products. Obviously, Crop Care has advantages here, since Lavoro’s team is being constantly trained to sell Crop Care’s portfolio. Adding to that, we have the pipeline and the track record from our M&A team and Crop Care team expertise in new product registrations. With all of that, we have the formula for accelerated growth in sales and profit margins.

Slide 45 - Ruy Cunha

Moving to digital, our clients are willing to use new technologies. The fact that 85% of Brazilian farmers already use WhatsApp for work is a clear indication of this. And we want to help them by digitalizing the farmer journey throughout the cycle from crop planning to grain sales. With data from more than 53,000 farmers, Lavoro is developing an ecosystem that uses our data to understand what farmers need and to add to this platform new partners that can address farmers’ main pain points, including inventory control, credit offering, production monitoring, grain negotiation, among others. As Dave said, we’re still scratching the surface, but I believe that the partnership with The Production Board will take us to another level.

Slide 46 - Ruy Cunha

And, lastly, I’d like to talk about services. Despite having services in our portfolio today, profits from those services are still negligible. However, if we compare to a mature market like the USA, we see that services can represent more than 10% of a retailer’s gross profit. And here also The Production Board brings amazing value, since they not only have the knowledge, but also an ecosystem of startups and companies that can provide Latin American farmers a number of valuable services that will increase their productivity and improve their results.

Slide 47 - Ruy Cunha

To sum up growth: Revenues are expected to grow over three times by 2024. It is important to note that these forecasts include only the e-commerce ramp up in digital, but do not account for the capture of any additional opportunities in services. Our EBITDA margins are expected to expand from 6 to 9% mainly because of Crop Care growth in our sales mix and improved commercial efficiency.

Slide 48 - Ruy Cunha

Now, I would like also to show the same projection but in a calendar year view to compare with other companies. I will leave it on the screen for a few seconds. We’re very excited and confident that Lavoro will deliver on this plan. With that, I hand it back to Dave.

Slide 49 - David Friedberg

Thank you, Ruy. And I hope that you understand now why we are so excited about this opportunity.

Slides 49-50 - David Friedberg

At an approximate $1.2B enterprise value, the transaction is being done at what we consider to be very favorable valuation multiples, which we will detail in a moment.

Our objective at The Production Board is to be long-term partners to Lavoro. We intend to make a $100 million dollar investment in common equity at $10 per share as part of the transaction. We will be subjecting two-thirds of our sponsor promote shares to vesting based on achieving a $12.50 and $15 price target within 3 years . In addition, both Patria, the private equity owner of Lavoro, and The Production Board, will be subject to 2-year lock ups with releases at 6, 12, 18, and 24 months.

Slide 51 - David Friedberg

Cash needs really revolve around working capital to support inventory demands and acquisitions. And so any cash on the balance sheet in excess of $250 million will be used as a secondary to Patria as part of the transaction. We expect this to be around $30 million assuming no redemptions. Patria will be rolling over the balance of their shares as part of the transaction.

Slide 52 - David Friedberg

Regarding valuation, we believe the key comparable for Lavoro is Nutrien, which operates the largest ag retailer in the U.S. We back out Nutrien’s fertilizer business from their market cap using the multiple of the industry average for the fertilizer comps, shown on slide 52. This yields an implied multiple on their ag retail business of 8.7 times this calendar year, 9.1 times next calendar year’s EBITDA. We think that this multiple is also roughly in line with what they’ve been paying to make acquisitions lately. And so our transaction multiple of 7.1 times this calendar year’s Pro Forma Adjusted EBITDA and 4.4 times next calendar year’s Pro Forma Adjusted EBITDA compares very favorably and offers significant price appreciation.

There are several LatAm businesses that operate in a market similar to Lavoro’s that trade on the Bovespa, the Brazilian stock exchange. We have included them here for comparison purposes. However, they have very low trading volumes, limited sell-side analyst coverage, and do not have strong overlaps with Lavoro’s lines of business – thus, in our opinion, these businesses do not represent the multiples we believe Lavoro should be worth.

Slide 53 - David Friedberg

In summary, we consider Lavoro to be a unique investment opportunity. It’s rare to find a business with revenue of over a billion dollars, growing at the rate Lavoro is growing on both an organic and M&A basis, and profitable with expanding margins, while still having such significant headroom. Today, Lavoro’s retail footprint represents about 83 million acres in Brazil, which is just over a third of the total footprint into which they could grow in the years ahead. And even within that footprint, the business is only accessing roughly a 16% market share today. So the business has an opportunity to continue to grow their footprint, to grow market share within that footprint, while expanding their portfolio of products and services.

We believe that there is enough opportunity for this business to grow considerably for years to come. And supported by the considerable macro conditions – tailwinds for years ahead – we think Lavoro represents a great investment opportunity at this price point. We’re excited to become significant shareholders and hope you will join us. Thank you.

Slide 54-63 - David Friedberg

For further supporting information, please view the appendix slides in the investor presentation.